Exhibit 10.7

STOCK OPTION AWARD NOTICE

to [NAME]

Pursuant to the United Continental Holdings, Inc.

2017 Incentive Compensation Plan

This Stock Option Award Notice (this “Award Notice”), dated as of [GRANT DATE] (the “Grant Date”), sets forth the terms and conditions of an award (the “Award”) to purchase [NUMBER GRANTED] shares of common stock, par value $0.01 per share (“Shares”), of United Continental Holdings, Inc., a Delaware corporation (the “Company”), at a price per Share of [$            ] (the “Exercise Price”), that is subject to the terms and conditions specified herein (the “Option”) and that is granted to [NAME] (“you”) by the Company under the United Continental Holdings, Inc. 2017 Incentive Compensation Plan (the “Plan”). The Option is not intended to qualify as an “incentive stock option” (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended).

SECTION 1. Award Subject to the Plan. This Award is made pursuant to the Plan, all the terms of which are hereby incorporated into this Award Notice. In the event of any conflict between the terms of the Plan and the terms of this Award Notice, the terms of the Plan shall govern.

SECTION 2. Definitions. Capitalized terms used in this Award Notice that are not defined in this Award Notice have the meanings as used or defined in the Plan. As used in this Award Notice, the following terms have the meanings set forth below:

“Cause” shall have the meaning set forth in any employment agreement or severance plan of the Company applicable to you and as in effect on the date hereof.

“Involuntary Termination” shall mean any Termination of Employment by the Company which is not (i) by the Company due to Cause, (ii) due to your resignation, including due to Retirement, or (iii) a result of your death or Disability. If you provide notice of resignation, in no event shall your Termination of Employment be considered an Involuntary Termination by the Company, even if the effective date of termination is accelerated by the Company.

“Retirement” shall mean your Termination of Employment upon having achieved age 50 with 20 years of service with the Company and its Affiliates, age 55 with ten years of service with the Company and its Affiliates, or age 65.

“Vesting Date” means the date on which your rights with respect to all or a portion of the Option may become fully vested and exercisable, as provided in Section 3(a) of this Award Notice.

SECTION 3. Vesting and Exercise. (a) Vesting. On each Vesting Date set forth below, your rights with respect to the number of Shares subject to the portion of the Option that corresponds to such Vesting Date, as specified in the chart below, shall become vested and such Option may be exercised with respect to such Shares, provided that you must be actively employed by the Company or an Affiliate on the relevant Vesting Date, except as otherwise determined by the Committee in its sole discretion; provided further that, in the event of your Termination of Employment (i) by reason of death or Disability or (ii) during the two-year period following a Change of Control if such Termination of Employment constitutes either (A) an Involuntary Termination or (B) if applicable to you, a termination by you for “good reason” under the terms of any employment agreement or Company severance plan applicable to you and as in effect on the date hereof (a “Change of Control Termination of Employment”), then the Option shall immediately become fully vested and immediately exercisable.

Vesting Date	Percentage of Option that Vests	Number of Shares Subject to Option that Vest

(b) Exercise of Option. The Option, to the extent vested, may be exercised, in whole or in part (but for the purchase of whole Shares only), by delivery to the administrator of the Company’s equity compensation programs of (i) a written or electronic notice, complying with the applicable procedures established by the Committee or the Company, stating the number of Shares with respect to which the Option is thereby exercised and (ii) full payment of the aggregate Exercise Price for the Shares with respect to which the Option is thereby exercised, in accordance with Section 3(c) of this Award Notice. The notice shall be signed by you or any other person then entitled to exercise the Option. The Company may also establish procedures for you to provide notice of exercise through a third party administrator. Upon exercise and full payment of the Exercise Price for Shares with respect to which the Option is thereby exercised, the Company shall deliver to you or your legal representative Shares with respect to the portion of the Option that you have exercised and paid.

(c) Payment. No Shares shall be delivered pursuant to the exercise of the Option until payment in full of the aggregate Exercise Price is received by the Company, and you have paid to the Company (or the Company has withheld in accordance with Section 6 of this Award Notice) an amount equal to any Federal, state, local or foreign income and employment taxes required to be withheld. The payment of the aggregate Exercise Price may be made, as elected by you, either (i) in cash, (ii) by delivery to the Company (either actual delivery or by attestation procedures established by the Company) of Shares having an aggregate Fair Market Value, determined as of the date of exercise, equal to the aggregate Exercise Price payable pursuant to the Option by reason of such exercise, (iii) by authorizing the Company to withhold whole Shares which would otherwise be delivered having an aggregate Fair Market Value, determined as of the date of exercise, equal to the amount necessary to satisfy such obligation, (iv) except as may be prohibited by applicable law, in cash by a broker-dealer acceptable to the Company to whom you have submitted an irrevocable notice of exercise or (v) by a combination of (i), (ii) and (iii).

(d) Expiration of Option. Notwithstanding any provision of the Plan or this Award Notice and subject to Section 3(e) below, unless the Committee determines otherwise, in the case of the unexercised portion of the Option that has become vested prior to your Termination of Employment, such unexercised portion of the Option shall expire (i) immediately upon your Termination of Employment for Cause, (ii) [INSERT EXPIRATION DATE PERIOD] following your Change of Control Termination of Employment, (iii) [INSERT EXPIRATION DATE PERIOD] following your Termination of Employment due to Retirement, (iv) [INSERT EXPIRATION DATE PERIOD] following your Termination of Employment due to death or Disability or (v) [INSERT EXPIRATION DATE PERIOD] following your Termination of Employment for any other reason; provided that the Option shall automatically expire on the [INSERT FINAL EXPIRATION DATE PERIOD] anniversary of the date of this Award Notice (the “Option Term”). For the avoidance of doubt, if the expiration date specified in the immediately preceding sentence is not a business day, then the Option shall expire on the last business day immediately preceding such expiration date.

(e) Automatic Exercise of Option. If the Option is outstanding on the last business day of the Option Term (the “Automatic Exercise Date”) and the Fair Market Value per Share exceeds the Exercise Price by at least $0.50 cents per Share, the Option shall be automatically and without further action by you (or in the event of your death, your personal representative or estate), be exercised on the Automatic Exercise Date. Payment of the aggregate Exercise Price and related taxes shall be made by the Company withholding whole Shares which would otherwise be delivered to you upon exercise of the Option having an aggregate Fair Market Value, determined as of the date of exercise and Tax Date (as applicable), equal to the aggregate Exercise Price and the applicable withholding taxes.

SECTION 4. Forfeiture of Option. Unless the Committee determines otherwise, and except as otherwise provided in Section 3(a) of this Award Notice, if any portion of the Option has not become vested and exercisable prior to your Termination of Employment, your rights with respect to such portion of the Option shall immediately terminate upon your Termination of Employment, and you will be entitled to no further payments or benefits with respect thereto.

SECTION 5. Non-Transferability of Option. Unless otherwise provided by the Committee in its discretion and notwithstanding clause (ii) of Section 10(a) of the Plan, during your lifetime the Option shall be exercisable only by you, or, if permissible under applicable law, by your legal guardian or representative, and the Option (or any rights and obligations thereunder) may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by you otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company, provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

SECTION 6. Withholding. The delivery of Shares pursuant to Section 3(b) of this Award Notice is conditioned on satisfaction of any applicable withholding taxes in accordance. You may elect to satisfy your obligations to advance the applicable withholding taxes by any of the following means: (i) a cash payment to the Company; (ii) delivery to the Company (either actual delivery or by attestation procedures established by the Company) of previously owned whole Shares having an aggregate Fair Market Value, determined as of the date on which such withholding obligation arises (the “Tax Date”), equal to the applicable withholding taxes; (iii) authorizing the Company to withhold whole Shares which would otherwise be delivered to you upon exercise of the Option having an aggregate Fair Market Value, determined as of the Tax Date, equal to the applicable withholding taxes; (iv) except as may be prohibited by applicable law, a cash payment by a broker-dealer acceptable to the Company to whom you have submitted an irrevocable notice of exercise or (v) any combination of (i), (ii) and (iii). Any fraction of a Share which would be required to satisfy any such obligation shall be disregarded and the remaining amount due shall be paid in cash by you. No Share or certificate representing a Share shall be issued or delivered until the applicable withholding taxes have been satisfied in full.

SECTION 7. Consents. Your rights in respect of the Option are conditioned on the receipt to the full satisfaction of the Committee of any required consents that the Committee may determine to be necessary or advisable (including, without limitation, your consenting to the Company’s supplying to any third-party record keeper of the Plan such personal information as the Committee deems advisable to administer the Plan).

SECTION 8. Legends. The Company may affix to certificates for Shares issued pursuant to this Award Notice any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under any applicable securities laws). The Company may advise the transfer agent to place a stop order against any legended Shares.

SECTION 9. Successors and Assigns of the Company. The terms and conditions of this Award Notice shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.

SECTION 10. Committee Discretion. The Committee shall have full and plenary discretion with respect to any actions to be taken or determinations to be made pursuant to the Plan and this Award Notice, and its determinations shall be final, binding and conclusive.

SECTION 11. Amendment of this Award Notice. The provisions of this Award Notice may be amended or waived only by the written agreement of the Company and you.